Exhibit 10.1
INGRAM MICRO INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
WHEREAS, the Human Resources Committee of the Board of Directors of Ingram Micro Inc. (“the Committee”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;
WHEREAS, the Committee recognizes that when the possibility of a Change in Control arises that such possibility, and the uncertainty and questions which it may create among the Company’s management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Committee has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control by providing benefits that approximate the market median.
NOW, THEREFORE, the Committee hereby adopts the Ingram Micro Inc. Executive Change in Control Severance Plan (the “Plan”) for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.

Section 1.	DEFINITIONS. As hereinafter used:

1.1    “Accounting Firm” shall have the meaning set forth in Section 9.3 hereof.

1.2    “Accrued Rights” means (i) any base salary earned by the Participant through, but not paid to the Participant as of, the Date of Termination, (ii) any annual cash bonus earned by the Participant for a prior year but not paid to the Participant as of the Date of Termination and (iii) any vested employee benefits to which the Participant is entitled as of the Date of Termination under the employee benefit plans of the Company, a Subsidiary or Affiliate.

1.3    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.4    “Base Salary” shall mean the Participant’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

1.5    “Base Severance Payment” shall mean the sum of Base Salary and Target Annual Bonus.

1.6    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.7    “Board” shall mean the Board of Directors of the Company.

1.8    “Cash Payment” shall have the meaning set forth in Section 2.1(iii) hereof.

1.9    “Cause” shall have the meaning set forth in the Participant’s employment or other agreement with the Company, any Subsidiary or any Affiliate, if any, provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of “cause,” then Cause shall mean (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the employing Company, Subsidiary or Affiliate that specifically identifies the alleged manner in which the Participant has not substantially performed the Participant’s duties; (ii) the willful engaging by the Participant in illegal conduct or misconduct (including fraud, embezzlement, theft or dishonesty or material violation of any Company code of conduct), or gross negligence, in any case that is injurious to the Company or any Subsidiary or Affiliate; (iii) the Participant’s commission of a felony; or (iv) the Participant’s material breach of any restrictive covenants with the Company. In the case of a Tier 1 Participant, the Participant must be given reasonable opportunity during a 30-day period after notice of Cause is given to be heard by the Board of Directors (together with legal counsel) and the Participant must be given notice of termination of Cause stating that a majority of the Board has determined in good faith that Cause exists. Any Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

1.10    “Change in Control” shall mean the first of the following events to occur:

(a)During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c);

(c)The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or
(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

Further notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any benefit payable under this Policy which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in this Section 1.10, with respect to such benefit shall only constitute a Change in Control for purposes of the payment timing of such benefit if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

1.11    “Change in Control Period” shall mean the period commencing six (6) months prior to and ending twenty four (24) months following the date a Change in Control is consummated.

1.12    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.13    “Committee” shall mean the Human Resources Committee of the Board of Directors of the Company.

1.14    “Company” shall mean Ingram Micro Inc. and, except in determining under Section 1.10 hereof whether or not a Change in Control has occurred, shall include its subsidiaries and any successor to its business and/or assets which assumes this Plan by operation of law, or otherwise.

1.15    “Date of Termination” shall have the meaning set forth in Section 3.2 hereof.

1.16    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.17    “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

1.18    “Good Reason” means (i) a material diminution in the Participant’s base salary, other than an across-the-board reduction applicable to all Participants of not more than 10%; (ii) a reduction in the Participant’s individual annual target bonus opportunity, other than an across-the-board reduction applicable to all Participants of not more than 10%; (iii) a material diminution in the Participant’s authority, duties, or responsibilities, or a material adverse change in the Participant’s reporting relationship (e.g. not reporting directly to the Company’s Chief Executive Officer); (iv) any requirement of the Company that the Participant be based anywhere more than fifty (50) miles from the Participant’s primary office location and in a new office location that is a greater distance from the Participant’s principal residence; or (v) the failure of any successor to expressly assume and agree to perform this Plan in accordance with Section 5.1 hereof. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless the Participant gives written notice to the Company of the Participant’s intention to terminate employment within ninety (90) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and the Participant terminates employment within six (6) months of the end of such thirty (30) day period.

1.19    “Notice of Termination” shall have the meaning set forth in Section 3.1 hereof.

1.20    “Other Severance” shall have the meaning set forth in Section 2.3 hereof.

1.21    “Participant” shall mean (i) each Tier 1 Participant and (ii) each Tier 2 Participant.

1.22    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.23    “Qualifying Termination” shall mean if a Participant’s employment terminates during the Change in Control Period (i) by the Company, a Subsidiary or Affiliate other than for Cause or (ii) by the Participant with Good Reason; provided, however, that in order for such a termination of employment to constitute a Qualifying Termination during the six (6) month period prior to the consummation of a Change in Control, such termination (x) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control.

1.24    “Release” shall have the meaning set forth in Section 2.1 hereof.

1.25    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

1.26    “Target Annual Bonus” shall mean the Participant’s target annual cash bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason; provided, that if the Participant is not eligible to receive a specified target annual cash bonus following the Change in Control, then Target Annual Bonus shall mean such target annual cash bonus in effect as of immediately prior to the date of the Change in Control.

1.27    “Tax Counsel” shall have the meaning set forth in Section 9.3 hereof.

1.28    “Term” shall mean the period commencing on the date hereof and ending on the second anniversary of the date hereof; provided, that commencing on the second anniversary of the date hereof and on each anniversary thereafter, the Term shall be automatically extended for an additional one-year period unless the Board determines to terminate the Plan in accordance with Section 8 hereof; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

1.29    “Tier 1 Participant” means (i) each individual listed on Exhibit A hereto under the heading “Tier 1 Participant” and (ii) each individual who is designated by the Committee after the date hereof as a Tier 1 Participant.

1.30    “Tier 2 Participant” means (i) each individual listed on Exhibit A hereto under the heading “Tier 2 Participant” and (ii) each individual who is designated by the Committee after the date hereof as a Tier 2 Participant.

1.31    “Total Payments” shall have the meaning set forth in Section 9.1 hereof.

Section 2.SEVERANCE ELIGIBILITY AND PAYMENTS.

2.1    Benefits Upon Qualifying Termination. If a Participant incurs a Qualifying Termination during the Change in Control Period, then the Participant shall be entitled to receive (a) the Accrued Rights, and (b) provided that the Participant executes a general release of claims in a form acceptable to the Committee (the “Release”) and all applicable revocation periods relating to the Release expire within fifty-five (55) days following the Date of Termination:

(i)A lump sum cash payment equal to the product of the Base Severance Payment and (A) two-and-one-half (2.5) for each Tier 1 Participant and (B) two (2.0) for each Tier 2 Participant;

(ii)A lump sum cash payment equal to the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days elapsed in the calendar year in which occurs the Date of Termination, through and including the Date of Termination, and the denominator of which is 365;
(iii)A lump sum payment of an amount equal to one hundred percent (100%) of the premiums required for twelve (12) months of continuation of the Participant’s (and his or her eligible dependents’) health, dental, and vision coverage (as provided under the continuation health coverage rules of COBRA) (the sum of the amounts payable in subsections (i), (ii) and (iii), the “Cash Payment”);

(iv)Outplacement services suitable to the Participant’s position (but in no event will the aggregate cost of such services exceed $50,000) until the earlier of (A) the end of the calendar year following the calendar year in which occurs the Date of Termination and (B) the Participant’s acceptance of an offer of full-time employment from a subsequent employer;

(v) Any equity-based awards (other than performance-based awards as described below) granted to the Participant under equity plans maintained by the Company before, on or after the Participant first becomes eligible to participate in this Plan shall become immediately vested (any restricted stock or restricted stock units shall become immediately payable and any stock options shall become immediately exercisable), and the Participant shall have a period of two (2) years following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise any such stock options. Any performance-based equity-awards granted to the Participant under equity plans maintained by the Company before, on or after the Participant first becomes eligible to participate in this Plan shall become immediately vested; provided, however, that the number of shares that vest or become earned shall be equal to the target number of shares unless otherwise provided for in the Participant’s equity award agreements. Payment shall be in the form as provided for in the applicable equity plans. If at the Date of Termination of a Participant under this Plan no Change of Control shall have occurred within the previous twenty-four (24) months, any equity-based awards to the Participant under any plan of the Company shall not expire, terminate, or be forfeited or cancelled, solely by reason of the termination of the Participant’s employment with the Company, until six (6) months have passed from the Participant’s Date of Termination without a Change of Control occurring, any provisions to the contrary in the Participant’s relevant equity award grants notwithstanding.

2.2    Timing of Payments and Benefits. The Cash Payment shall be made to the Participant within sixty (60) days following the Date of Termination, but in no event later than five (5) days following the date on which the Release becomes irrevocable; provided, that if the 60-day period begins in one taxable year and ends in a second taxable year, the payment shall be made in the second taxable year. Any equity acceleration shall occur upon the Date of Termination; provided, however, that if the Date of Termination occurs in the six (6) month period prior to a Change in Control, then any equity acceleration that results from such Qualifying Termination shall be subject to the consummation of the Change in Control and will not occur unless and until the time such Change in Control transaction is consummated.

2.3    Other Severance Payments. The Cash Payment shall be in lieu of any severance benefit otherwise payable to the Participant; provided that if the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation (“Other Severance”), then the amount of the Cash Payment otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero), and in the event that the amount of such Other Severance exceeds the full amount of the Cash Payment, the Cash Payment shall be reduced to zero (0) and the Participant shall be eligible to receive the full amount of the Other Severance.

2.4    Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in the Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the Cash Payment equal to such other amount shall instead be paid in the form provided for in such other plan or agreement.  Further, to the extent, if any, that provisions of the Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.

Section 3.TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

3.1    Notice of Termination. During the Change in Control Period, any purported termination of the Participant’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 6 hereof. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

3.2    Date of Termination. “Date of Termination,” with respect to any purported Qualifying Termination shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

3.3    Reimbursement of Expenses. The Company shall reimburse a Participant for all expenses (including reasonable attorney’s fees) incurred by the Participant in enforcing this Agreement or any provision hereof or as a result of the Company contesting the validity or enforceability of this Agreement or any provision hereof, regardless of the outcome thereof; provided, that the Company shall not be obligated to pay any such fees and expenses arising out of any action brought by a Participant if the finder of fact in such action determines that the Participant’s position in such action was frivolous or maintained in bad faith. Such costs shall be paid to such Participant promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses; provided that no reimbursement shall be provided following the end of the third taxable year following the year in which the Participant’s termination of employment occurred.

Section 4.NO MITIGATION. The Company agrees that, if the Participant’s employment with the Company terminates during the Term, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2 hereof. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Section 5.SUCCESSORS; BINDING AGREEMENT.

5.1    Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.2    Enforcement by Participant’s Successors. The Company’s obligations under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

Section 6.NOTICES. Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Ingram Micro Inc.
3351 Michelson Drive, Suite 100
Irvine, CA 92612-0697

Attention: EVP, Secretary & General Counsel

Section 7.
SETTLEMENT OF DISPUTES; ARBITRATION. In the event of a claim by a Participant as to the amount or timing of any payment, such Participant shall present the reason for his claim in writing to the Committee. The Committee shall, within sixty (60) days after receipt of such written claim, send a written notification to the Participant as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his claim. In the event a Participant wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Committee within sixty (60) days after receipt of such denial. Such Participant (or his duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Committee shall notify the Participant of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 8.PLAN MODIFICATION OR TERMINATION. The Plan may be amended by the Committee at any time; provided, that any amendment made in respect of any Participant that is adverse to the Participant’s rights under the Plan shall be effective as to that Participant upon 12 months’ notice or the Participant’s consent, whichever is first occurring. The Committee may terminate the Plan at any time that it shall have no Participants. Notwithstanding the foregoing, the Plan may not be terminated in whole or in part, or otherwise amended or modified in any respect, for two (2) years following a Change in Control.

Section 9.SECTION 280G.

9.1    Treatment of Payments. Notwithstanding the provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of the Participant’s employment or service (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any subsidiary of the Company, any Affiliate, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit to be received by the Participant upon a Change in Control shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments).

9.2    Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 9.1, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

9.3    Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Participant and selected by a nationally recognized accounting firm designated by the Company immediately prior to the Change in Control (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9.4    Written Statement. If any of the Total Payments are subject to reduction pursuant to Section 9.1, the Company will provide the Participant with a written statement setting forth the manner in which such reduction was calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Accounting Firm, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Participant objects to the Company’s calculations, the Company will pay to the Participant such portion of the Total Payments (up to 100% thereof) as the Participant determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Participant or the Company in connection with this Section 9) will be at the expense of the Company.

9.5    Additional Payments. If the Participant receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

Section 10.GENERAL PROVISIONS.

10.1    Administration. The Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Committee in accordance with the procedure for claims and appeals described in Section 7 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest. The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

10.2    Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

10.3    Governing Law; Interpretation. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.
10.4    Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

10.5    Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 2 and 3 hereof) shall survive such expiration.

10.6    No Right to Continued Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.7    Headings; Gender. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. References in the Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

10.8    Benefits Unfunded. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

10.9    Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

10.10    Section 409A. The intent of the parties is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

EXHIBIT A
Participants

1. Tier 1 Participants: Chief Executive Officer

2. Tier 2 Participants: All other NEOs and executive vice presidents